Exhibit 4.2

May 27, 2009

The Colonial BancGroup, Inc.

100 Colonial Bank Blvd, 3rd floor

Montgomery, Alabama 36116

Re:	Registration Statement on Form S-8 relating to the issuance of shares of Common Stock under
The Colonial BancGroup, Inc. Employee Stock Purchase Plan (the “Plan”)

Gentlemen:

We are familiar with the proceedings taken and proposed to be taken by The Colonial BancGroup, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of shares of its Common Stock, par value of $2.50 per share, in connection with the Plan. We have also acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, of the Registration Statement on Form S-8 referred to in the caption above. In this connection we have reviewed such documents and matters of law as we have deemed relevant and necessary as a basis for the opinions expressed herein.

Upon the basis of the foregoing, we are of the opinion that:

(i) The Company is a corporation duly organized and existing under the laws of the State of Delaware;

(ii) The shares of Common Stock of the Company referred to above, to the extent actually issued by the Company, when so issued upon receipt of the consideration approved by the Board of Directors of the Company (not less than the par value of the Common Stock), will be duly and validly authorized and issued and will be fully paid and nonassessable shares of Common Stock of the Company; and

(iii) Under the laws of the State of Delaware, no personal liability attaches to the ownership of the shares of Common Stock of the Company.

The opinions herein are limited to the corporate laws of the State of Delaware. To the extent that any of the documents or instruments referred to herein are governed by the corporate laws of any jurisdiction other than the State of Delaware, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Delaware. This opinion concerns only the effect of the laws of the State of Delaware (exclusive of securities or “blue sky” laws and the principles of conflicts of laws) as currently in effect. This opinion is limited to the matters set forth herein, and no other opinions should be inferred beyond the matters expressly stated.

This opinion is rendered as of the date hereof. We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur. We hereby consent to the use of our name in the Prospectus and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Sincerely,

/s/ Balch & Bingham LLP